EXHIBIT 23

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Amendment No. 2 to the statement on Form 10-K of EVCarCo, Inc. (A Development Stage Company), of our report dated April 29, 2010 (except for Note 11, which is dated June 16, 2010, and Note 13, which is dated April 4, 2011) on our audit of the financial statements of EVCarCo, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2009, from inception on October 14, 2008 through December 31, 2008, from inception on October 14, 2008 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
April 5, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351